Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Equinor ASA, Equinor Energy AS and Equinor US Capital LLC and to the incorporation by reference therein of our reports dated March 14, 2023, with respect to the consolidated financial statements of Equinor ASA, and the effectiveness of internal control over financial reporting of Equinor ASA, included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS
Ernst & Young AS

Stavanger, Norway

4 May 2023